Exhibit 99.02

Q2 2023 Earnings Call Prepared Remarks

Q2 2023 Earnings Conference Call

Aug 4, 2023

8:00 AM EDT (New York)
8:00 PM CST (Shanghai)

Operator

Good day, ladies and gentlemen.  Thank you for standing by, and welcome to the ACM Research second quarter 2023 Earnings Conference Call.  Currently, all participants are in listen-only mode. Later, we will conduct a question-and-answer session, and instructions will follow at that time. As a reminder, we are recording today’s call.  If you have any objections, you may disconnect at this time.

Now I will turn the call over to Mr. Yujia Zhai, Managing Director of The Blueshirt Group.  Mr. Zhai, please go ahead.

Yujia Zhai – The Blueshirt Group

Good morning, everyone.  Thank you for joining us on today’s call to discuss second quarter 2023 results.  We released results before the U.S. market opened today.  The release is available on our website, as well as from newswire services.  There is also a supplemental slide deck posted to the investor portion of our website that we will reference during our prepared remarks.

On the call with me today are our CEO Dr. David Wang, our CFO Mark McKechnie, and Lisa Feng, the CFO of our operating subsidiary, ACM Shanghai.

Before we continue, please turn to Slide 2.  Let me remind you that remarks made during this call may include predictions, estimates or other information that might be considered forward-looking.  These forward-looking statements represent ACM’s current judgment for the future.  However, they are subject to risks and uncertainties that could cause actual results to differ materially.  Those risks are described under “Risk Factors” and elsewhere in ACM’s filings with the Securities and Exchange Commission.  Please do not place undue reliance on these forward-looking statements, which reflect ACM’s opinions only as of the date of this call.  ACM is not obliged to update you on any revisions to these forward-looking statements.

Certain of the financial results that we provide on this call will be on a non-GAAP basis, which excludes stock-based compensation, and an unrealized gain/loss in trading securities. For our GAAP results and reconciliations between GAAP and non-GAAP amounts, you should refer to our earnings release which is posted on the IR section of our website, and Slide 12.

Q2 2023 Earnings Call Prepared Remarks

With that, let me now turn the call over to David Wang, who will begin with Slide 3.   David?

David Wang– President and CEO

Thanks, Yujia. Hello everyone, and welcome to ACM Research’s second quarter 2023 earnings conference call.

Please turn to slide 3.

For the second quarter:
•	Revenue was $144.6 million, up 39% from the same quarter last year.
•	Shipments were $153 million, up 37% from the same quarter last year.
•	Gross margin was 47.6% and operating margin was 22.4%.
•	We achieved record revenue and EPS as our operations and industry supply-chains largely returned to a “new-normal” following several years of COVID-related disruptions.

These results were driven by strong mature node spending by our  China customers, market share gains, and penetration of new products and new customers. Let me touch on each of these, beginning with mature node investment in China:

Last year, following the U.S China trade restrictions, some industry analysts predicted China’s WFE market would decline dramatically. At the time, we predicted a fairly quick shift to spending on mature nodes in China.  After an expected pause as industry adjusted to the new export regulations, our prediction appears to be playing out as we are now seeing broad signs that China is indeed speeding up its capacity expansion in mature nodes. This is driven by the substantial gap between China’s mature node capacity and end market consumption.

We see continued investment in 28 nanometer, 45 nanometer and above front end fab capacity. We also see a ramp up of EV production in China as a driver of China based investment in both Power devices and other 28 and 45 nano devices. This creates a good tailwind for us that we believe is still in the early stages. As China intensifies efforts to boost its domestic semiconductor capabilities, we believe we are well-positioned to benefit and further increase our market share due to our strong market position, leading differentiated technology and broad, multi-product portfolio.

Q2 2023 Earnings Call Prepared Remarks

Moving to Products: please turn to slide 4.

•
Single wafer cleaning, Tahoe and semi-critical cleaning grew 55%.  In the last few years, we introduced and began ramping our semi-critical product line, including auto bench and then last year, we introduced bevel etcher and high temperature SPM tools. Over the past quarter, we introduced super-critical CO2 dry. Now, ACM has one of the broadest cleaning product portfolios in the industry, covering nearly 90% of all cleaning process step. We believe this product portfolio will play a key role among mature nodes development in China and advanced nodes in our international efforts going forward.

•
ECP, Furnace and other technologies, declined 7% due to quarterly fluctuation. However, for the first six months of 2023, ECP, Furnace and other technologies grew 40% year-over-year. Growth in this category was driven primarily by the ECP product cycle with some contribution from furnace. Our higher-temperature anneal and LPCVD furnaces, including Silicon Nitride and Poly and ALD have expanded to multiple customers and are under evaluation.

•
Advanced packaging (excluding ECP), services and spares grew 14% in Q2 and 58% year-to-date. This category includes a range of packaging tools, including coater, developer, scrubber, PR stripper and wet etchers, and services and spare parts. ACM is the only company that offers both a full set of wet tools and the advanced plating tool. We believe advanced packaging will become more important as the industry looks for packaging innovation such as 2.5D and 3D interposal and Fanout to drive higher performance for new applications such as AI and GPT.

•
Finishing up on products, we continue to make good progress on sales efforts with our new Track and PECVD platforms.  We are in active discussions with our key customers and we plan to deliver more evaluation tools this year.   Similar to our cleaning, plating and furnace product lines, our Track and PECVD platforms have proprietary technology that we believe will make them winners with major customers both in China and outside China.

Moving on to customers, please turn to slide 5.

•	We continued to make progress on customers both inside China and internationally.

•
In China, we believe ACM’s tools are now used by nearly all the semiconductor manufacturers. Our sales and services teams are working to expand the deployment of each of our major product lines across our growing customer base. In addition to our current customers, we are also seeing a good number of well-funded new entrants. Our team has done a good job of getting good traction for our products with these customers. As these are new customers, these will be reflected in our shipments this year until customer acceptance at a later date.

Q2 2023 Earnings Call Prepared Remarks

•
Also, as some of you may have heard, on July 21st, 2023,  Hua Hong Semiconductor, a great strategic customer, announced the pricing of its Shanghai STAR market IPO and is expected to start trading soon. The total proceeds were 21.2 billion RMB or approximately $3 billion dollars.

•	In the U.S., the evaluation at our key customer is progressing well, and we remain optimistic for qualification later this year.

•
In Europe, we announced an order for our first evaluation tool from a major semiconductor manufacturer in the first quarter of this year. The tool is planned for delivery in early Q4, and we are beginning to build a local services team to support the effort.

To support our growth initiatives, we continue make progress on our facilities expansion in China and other regions. Please turn to slide 6.

•	In China, construction of our Lingang production and R&D center is nearly complete and is expected to begin initial production later this year.

•
In Korea, as noted in prior calls, we have increased our commitment in this region. We believe a stronger commitment to Korea will improve our relationship with our key customer SK Hynix and others.  In Q1 of this year, we completed the purchase of land in the high-tech area outside of Icheon, as the site for a new R&D and production center.

•	In the U.S., as noted last quarter, we leased a facility in Oregon to add to our services support and demonstration capabilities for R&D and customer activities in the region.

As a reminder, for 2023, we expect to spend about $100 million capex. This includes continued investments in our Lingang facilities, remodeling for our new headquarters for ACM Shanghai, and our investments in Korea and the U.S.

I will now provide our outlook for the full year 2023. Please turn to slide 9.

We are reaffirming our 2023 revenue outlook to be in the range of $515 to $585 million. The range of our outlook reflects, among other things, management’s current assessment of the continuing impact from international trade policy together with various expected spending scenarios of key customers, supply chain constraints, and the timing of acceptances for first tools under evaluation in the field.

Now let me turn the call over to our CFO Mark, who will review details of our second quarter results.  Mark?

Q2 2023 Earnings Call Prepared Remarks

Mark McKechnie, Chief Financial Officer

Thank you, David, and good day, everyone.  Please turn to Slide 10.

Unless I note otherwise, I will refer to non-GAAP financial measures, which exclude stock-based compensation and unrealized loss on trading securities. A reconciliation of these non-GAAP measures to comparable GAAP measures is included in our earnings release. Also, unless otherwise noted, the following figures refer to the second quarter of 2023 and comparisons are with the second quarter of 2022.

I will now provide financial highlights for the second quarter:

Revenue was $144.6 million, up 38.5%. Total shipments were $153.4 million, up 37%.
•	Revenue for single wafer cleaning tools and semi-critical cleaning was $112.5 million, up 55.0%.
•	Revenue for ECP, Furnace, and other technologies was $19.1 million, down 6.7%. For the first six months of 2023, this category grew by 39.6% versus the prior year period.
•	Revenue for Advanced Packaging (excluding ECP), services & spares was $12.9 million, up 14.3%.

Gross margin was 47.6%, up from 42.4%. This exceeded our normal expected range of 40-45%. The increase in gross margin was primarily due to a favorable product mix, improved gross margins for specific product lines, and a favorable impact from fluctuations in the RMB to U.S. dollar exchange rate. We expect gross margin to continue to vary from period to period due to a variety of factors, such as sales volume, product mix and currency impacts.

Operating expenses were $36.3 million, up from $22.3 million. The increase was due to higher R&D, sales and marketing and G&A costs in support of our new customer and new product activities, and a boost in post-COVID travel.

Operating income was $32.4 million, up from $22.0 million.  Operating margin was 22.4%, up from 21.1%.

We recorded a realized gain of $3.9 million from the sale of trading securities for the quarter. Recall that realized gains are included in non-GAAP earnings.

Income tax expense was $7.6 million, down from $7.7 million.  Recall that as a result of a change in Section 174 of the U.S. Internal Revenue Code, our effective tax rate remains elevated, primarily due to the requirement to capitalize and amortize previously deductible research and experimental expenses.

Net income attributable to ACM Research was $31.3 million, up from $14.6 million.

Q2 2023 Earnings Call Prepared Remarks

Net income per diluted share was $0.48, up from $0.22.

I will now review selected balance sheet items:

Cash and cash equivalents, restricted cash and time deposits were $376.1 million at the end of the second quarter, versus $381.7 million at the end of the first quarter.

Total inventory was $471.1 million at the end of second quarter, generally flat versus the end of first quarter.

Capital expenditures for the second quarter were about $6.7 million.

I will now provide an update on our Auditor situation:
•
On July 21, 2023, Armanino informed us it will resign as our independent auditor, effective as of the earlier of (a) when we engage a new auditor, or (b) the filing of this year’s third quarter 10-Q report. They advised us this was due to their decision to exit from the practice of providing financial statement audit services to all public companies.  As a result, our Audit Committee has begun the process to select and appoint a new auditor.

•	We filed an 8-K with the full details on July 27, 2023, and I would note we have also seen a number of similar filings from other Armanino clients.
•	Regarding the search for a new auditor, we are considering several options, including US and China-based auditors.

That concludes our prepared remarks. Now let’s open the call for any questions that you may have.  Operator, please go ahead.

Operator
Thank you. Seeing no more questions in the queue, let me turn the call back to David Wang for closing remarks.

David Wang – President and CEO
Thank you, operator and thank you all for participating on today’s call and for your support.  Before we close, Yujia is going to mention our upcoming investor relations events. Yujia, please.

Q2 2023 Earnings Call Prepared Remarks

Yujia Zhai – The Blueshirt Group

Thanks, David.

From Aug 22 to 23, we will present at the 4th Annual Needham Virtual Semiconductor & SemiCap 1x1 Conference.

From Aug 29th to 30th, we will present at the 20th Jefferies Annual Semiconductor Conference in Chicago of the US.

On September 13th, we will present at the Benchmark 10th Annual TMT 1x1 Conference in New York City of the US.

Attendance at conference is by invitation-only for clients of each respective firm. So interested investors, please contact your respective sales representative to register and for one-on-one meetings to secure time.

This concludes the call, and you may now disconnect.